Exhibit 10.2
FORRESTER RESEARCH, INC.
2006 STOCK OPTION PLAN FOR DIRECTORS

1.	DEFINED TERMS
      Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE
      The Plan has been established to advance the interests of the Company by providing for the grant of Stock Options to Eligible Directors.

3.	ADMINISTRATION
      The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Stock Options; determine, modify or waive the terms and conditions of any Stock Option; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN
      (a) Number of Shares. A maximum of four hundred fifty thousand (450,000) shares of Stock may be delivered under the Plan. Shares of Stock, if any, withheld by the Company in payment of the exercise price of a Stock Option shall not be treated as delivered for purposes of the preceding sentence.
      (b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

5.	ELIGIBILITY AND PARTICIPATION
      Only Eligible Directors shall be eligible to be awarded Stock Options under, and thereby to participate in, the Plan.

6.	RULES APPLICABLE TO STOCK OPTIONS
      (a) Automatic Awards

(1) Number of Stock Options; Time of Grant; Term. On the date of each annual meeting of stockholders of the Company (beginning with the annual meeting of stockholders at which the Plan is approved), each individual who is then an Eligible Director, including any Eligible Director elected to the Board on such date but not including any individual who ceases to be a member of the Board on such date, shall automatically be granted an Annual Award. In addition, each individual who first becomes an Eligible Director between annual meetings shall be granted an Interim Award on the date he or she first becomes an Eligible Director. Subject to Section 7 and the terms of the award, (i) each Annual Award shall entitle the Eligible Director to acquire 12,500 shares of Stock, and (ii) each Interim Award shall entitle the Eligible Director to acquire 6,000 shares of Stock. Unless earlier exercised or terminated in accordance with the Plan, each Automatic Award shall have a term of ten (10) years from the date of grant.

(2) Exercise Price. The per-share exercise price of each Automatic Award shall be the per-share fair market value of the Stock on the date of grant, as determined by the Administrator.

(3) Vesting. Unless earlier terminated and subject to Section 7 below, each Automatic Award shall vest (become exercisable) as to one quarter (25%) of the shares subject thereto on (a) in the case of an Interim Award, on the date of grant and on each of the next three anniversaries of that date, and (b) in the case of an Annual Award, the first, second, third and fourth anniversaries of the date of grant
      (b) Discretionary Awards

(1) Grant. In addition to such Automatic Awards as may be granted pursuant to Section 6(a) above, the Administrator may grant Discretionary Awards to any Eligible Director at any time, for such number of shares as the Administrator may determine in its discretion.

(2) Exercise Price; Other Terms. Each Discretionary Award shall be exercisable at a price per share determined by the Administrator in connection with the grant that is not less than the per-share fair market value of the Stock on the date of grant, as determined by the Administrator. Each Discretionary Award shall be subject to such vesting and other terms, not inconsistent with the express provisions of the Plan, as the Administrator may determine in its discretion.
      (c) All Awards

(1) Transferability. A Stock Option may not be transferred other than by will or by the laws of descent and distribution and during the Eligible Director’s lifetime may be exercised only by the Eligible Director. Notwithstanding the foregoing, the Administrator in its discretion may permit any Eligible Director to transfer any or all of his or her Stock Options in a gratuitous transfer to a family member or a family trust, family partnership or similar entity.

(2) Time and Manner of Exercise; Payment of Exercise Price. A Stock Option will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by the exercise price. If the Stock Option is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Stock Option has the right to do so. The exercise price must be paid (i) by cash or check acceptable to the Administrator, or (ii) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, or (iii) through a broker-assisted exercise program acceptable to the Administrator, or (iv) by other means acceptable to the Administrator, or (v) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (ii) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(3) Termination of Service. If an Eligible Director ceases for any reason other than death to be a member of the Board, all Automatic Awards and, unless otherwise provided in the terms of the Award, all Discretionary Awards then held by the Eligible Director that are not then vested shall immediately terminate and all other Automatic Awards and Discretionary Awards then held by the Eligible Director shall remain exercisable for a period of three (3) months or until the last day of the applicable ten-year term, if earlier, and then (except to the extent previously exercised) shall immediately terminate. In the event of an Eligible Director’s death, except as the Administrator shall otherwise provide, all Automatic Awards and Discretionary Awards held by the Eligible Director not then exercisable shall terminate. All Automatic Awards and Discretionary Awards held by an Eligible Director or his or her permitted transferees, if any, immediately prior to the Eligible Director’s death, to the extent exercisable, (i) will remain exercisable for the lesser of the one-year period ending with the first anniversary of the Eligible Director’s death or (ii) the period ending on the latest date on which such Automatic Award or Discretionary Award could have been exercised without regard to this Section 6(c)(3), and will thereupon terminate.

(4) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to a Stock Option, subject in each case to compliance with the requirements of Section 409A to the extent applicable.

(5) Rights Limited. Nothing in the Plan will be construed as giving any Eligible Director the right to continued service with the Company or any rights as a stockholder except as to shares of Stock actually issued under the Plan.

7.	EFFECT OF CERTAIN TRANSACTIONS
      (a) Mergers, etc. Except as otherwise provided in a Stock Option, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Stock Options or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor to any Eligible Director who will continue to provide services to the acquiring or surviving entity.

(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards, equal in the case of each affected Stock Option to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Stock Option, over (B) the aggregate exercise or purchase price, if any, under the Stock Option, in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.

(3) Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out under Section 7(a)(1) above), each Stock Option requiring exercise will become fully exercisable, prior to the Covered Transaction, on a basis that gives the holder of the Stock Option a reasonable opportunity, as determined by the Administrator, following exercise of the Stock Option to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Stock Option (unless assumed pursuant to Section 7(a)(1) above), will terminate upon consummation of the Covered Transaction.

(5) Additional Limitations. Any share of Stock delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to a Stock Option may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Stock Option was subject.
      (b) Change in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the share amounts described in Section 6(a)(1), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Stock Options then outstanding or subsequently granted, any exercise prices relating to Stock Options and any other provision of Stock Options affected by such change.

(2) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK
      The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved;

(ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION
      The Administrator may at any time or times amend the Plan or any outstanding Stock Option for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Stock Options; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Eligible Director’s consent, alter the terms of a Stock Option so as to affect adversely the Eligible Director’s rights under the Stock Option, unless the Administrator expressly reserved the right to do so at the time of the Stock Option grant. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange or Nasdaq requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS
      The existence of the Plan or the grant of any Stock Option will not in any way affect the Company’s right to grant an Eligible Director other compensation outside of the Plan.

EXHIBIT A
Definition of Terms
      The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:
      “Administrator”: The Compensation Committee, except that the Compensation Committee may delegate to such persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.
      “Annual Award”: An Automatic Award described in Section 6(a)(1)(i).
      “Automatic Award”: A Stock Option described in Section 6(a)(1).
      “Board”: The Board of Directors of the Company.
      “Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.
      “Compensation Committee”: The Compensation and Nominating Committee of the Board.
      “Company”: Forrester Research, Inc.
      “Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.
      “Discretionary Award”: A Stock Option described in Section 6(b)(1).
      “Eligible Director”: A member of the Board who is not a present or former employee of the Company or of any subsidiary of the Company.
      “Interim Award”: An Automatic Award described in Section 6(a)(1)(ii).
      “Plan”: The Forrester Research, Inc. Stock Option Plan for Directors as from time to time amended and in effect.
      “Stock”: Common Stock of the Company, par value $.01 per share.
      “Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.